UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2011

MEDIANET GROUP TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-49801	13-4067623
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5200 Town Center Circle, Suite 601
Boca Raton, FL 33486
(Address and zip code of principal executive offices)

Registrant’s telephone number, including area code: (561) 417-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Principal Officers; Compensation Arrangements of Principal Officers

On April 8, 2011, the Company reported on Form 8-K that Kent Lee Holmstoel resigned from his position as Chief Operating Officer (“COO”) and as a member of the Board.  At the time of his resignation, Mr. Holmstoel advised the Company that his resignation was not the result of any disagreement between the Company and him on any matter relating to the Company’s operations, policies or practices.

Since his resignation, the Company has been in the process of negotiating the terms of a separation agreement with Mr. Holmstoel that was finalized on July 7, 2011.  Under the terms of that agreement, the Company will pay all accrued but unpaid compensation of approximately $73,000 and yet unclaimed expense reimbursements to Mr. Holmstoel as of the execution date of the agreement; all unreimbursed business expenses within 30 days of the Execution Date; and, a termination fee of $50,000 payable in ten equal monthly installments of $5,000 beginning August 1, 2011.

In consideration of the early termination of the Executive’s employment agreement, Mr. Holmstoel agreed to relinquish all right, title and interest to 6,420,716 of the Company’s common shares presently held in the “DubLi.com and Lenox Trusts” to which he is a beneficiary.

Item 9.01     Financial Statements and Exhibits

Exhibits

Number	Description

10.1	Severance Agreement, dated as of July 7, 2011, between various subsidiaries of MediaNet Group Technologies, Inc. and Kent Lee Holmstoel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MediaNet Group Technologies, Inc.
(Registrant)

Date: July 12, 2011
	By:	/s/ Michael Hansen
Michael Hansen
Chief Executive Officer